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                              AMENDMENT NUMBER 3 TO
                              AMENDED AND RESTATED
                 RULE 12b-1 DISTRIBUTION PLAN FOR CLASS B SHARES


         Pursuant to the Rule 12b-1 Distribution Plan for Class B Shares between The Hartford Mutual Funds, Inc. (formerly known as ITT Hartford Mutual Funds, Inc.) and Hartford Securities Distribution Company, Inc. dated July 22, 1996, as amended and restated as of August 22, 1997 and as of December 31, 1997 and as assigned to Hartford Investment Financial Services Company on November 1, 1998 (the "Distribution Plan"), The Hartford Global Health Fund and The Hartford Global Technology Fund are hereby included as two new Funds. All provisions in the Distribution Plan shall apply to The Hartford Global Health Fund and The Hartford Global Technology Fund.

         IN WITNESS WHEREOF, the parties hereto have caused this amendment to be
executed on the     day of           , 2000.


                        The Hartford Mutual Funds, Inc.,
                        on behalf of:
                        The Hartford Global Health Fund
                        The Hartford Global Technology Fund

                        By: __________________________________________



                        Hartford Investment Financial Services Company

                        By: __________________________________________